Exhibit 3.89
(STAMP)
ARTICLES OF ORGANIZATION
OF
ONEPOINTCITY, LLC
(Under Section 1705.04 of the Ohio Revised Code)
Limited Liability Company
     The undersigned, desiring to form a limited liability company, under Chapter 1705 of the Ohio Revised Code, does hereby state the following:
FIRST: The name of said limited liability company shall be OnePointCity, LLC.
SECOND: The period of duration of this limited liability company shall be perpetual.
THIRD: The address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is:
OnePointCity, LLC
3900 Laylin Road
Norwalk, Huron County, Ohio 44857
[    ] Please check this box if additional provisions are attached hereto.
FOURTH: This Limited Liability Company is organized and the nature of its business or purposes to be conducted or promoted is to engage in any lawful act or activity for which companies may be organized under Chapter 1705 of the Ohio Revised Code.
IN WITNESS WHEREOF, I have hereunto subscribed my name this 22nd day of March, 2001.

/s/ Jeffrey P. Laycock
Jeffrey P. Laycock